SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number    000-06216

                            BRENTON BANKS, INC.
          (Exact name of registrant as specified in its charter)

                         Suite 200, Capital Square
                            400 Locust Street
                          Des Moines, Iowa 50309
                             (515) 237-5100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, $2.50 par value
          (Title of each class of securities covered by this Form)

                                 None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]               Rule 12h-3(b)(1)(i)   [X]
Rule 12g-4(a)(1)(ii)   [ ]               Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)    [ ]               Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                         Rule 15d-6            [ ]


     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Brenton Banks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 4, 2000	                By:  BRENTON BANKS, INC.



                                        By:  /s/ Laurel A. Holschuh
                                                 Laurel A. Holschuh
                                                 Executive Vice President